Amendment to

Amended and Restated Transfer Agency Agreement

This amendment, which is signed and effective this 30th day of August, 2019 (the “Effective Date”) (the “Amendment”), hereby amends the Amended and Restated Transfer Agency Agreement (the “Agreement”), dated September 1, 2014, as amended from time to time, by and among DST Asset Manager Solutions, Inc. (“DST AMS” f/k/a “Boston Financial Data Services, Inc.”) and each of the entities listed on Appendix A to the Agreement (the “Funds”).

WHEREAS, as of January 1, 2018, Boston Financial Data Services, Inc. changed its legal name to DST Asset Manager Solutions, Inc.; and

WHEREAS, the principal place of business of the Trusts and the Funds has changed from “270 Park Avenue, New York, NY 10017” to “277 Park Avenue, New York, NY 10172”; and

WHEREAS, the parties wish to amend the term and certain other provisions of the Agreement, and Section 28.D. of the Agreement provides that the Agreement may be amended or modified by written agreement properly authorized and executed by each party thereto;

NOW, THEREFORE, the parties, for good and valuable consideration, agree as follows:

All terms not defined herein shall have the meanings assigned to them in the Agreement.

1.

Name Change. All references in the Agreement and in any exhibits or schedules thereto to “Boston Financial Data Services, Inc.” or “BOSTON FINANCIAL” shall be deemed to refer to “DST Asset Manager Solutions, Inc.”, or “DST AMS” respectively.

2.

Address Change. All references in the Agreement, including the preamble, and in any exhibits or schedules thereto to the principal place of business or address of the Trusts and/or the Funds shall be deleted in their entirety and replaced with “277 Park Avenue, New York, NY 10172.”

3.	Section 3 (Certain Representations and Warranties of Trust). Subsection 3.B of the Agreement is deleted in its entirety and replaced with the following:

“The Trust and each Fund set forth on Appendix A is an investment company registered under the Investment Company Act of 1940, as amended.”

4.	Section 9 (Certain Covenants of DST AMS and the Trust). Subsection 9.H of the Agreement is hereby deleted in its entirety and replaced with the following:

“During the term of this Agreement, DST AMS shall implement and maintain a written cybsecurity program with policies and procedures that include appropriate administrative, physical, technical and organizational controls, including effective access controls and encryption in transit, to protect against reasonably anticipated threats or hazards to the security, integrity or confidentiality of DST AMS’s information systems, Consumer Information (as defined in Subsection 23.A) and Customer Information (as defined in Subsection 23.D). Upon the Trust’s reasonable request, DST AMS shall provide to the Trust supplemental information concerning the aspects of such cybersecurity policies and procedures that are relevant to the services that DST AMS is to provide under this Agreement and the responsibilities of DST AMS with respect thereto. DST AMS shall employ intrusion detection systems, anti-virus software, network security and an automated security monitoring, analysis and response system to identify, manage and counter security threats (including cyber-security attacks) as well as monitor policy adherence. DST AMS shall also perform annual penetration and vulnerability tests, which are conducted by an independent third party, to validate the security of the networks of DST AMS. DST AMS shall provide an attestation of such tests available to the Trust. DST AMS will evaluate the results of vulnerability scans and other tests and will (i) remediate security exposures deemed material by DST AMS’ personnel as reasonably appropriate taking into account facts and circumstances surrounding such issues; and (ii) provide the Trust with information regarding such remediation of such security exposures that could reasonably be expected to adversely impact DST AMS’ provision of services under this agreement. In addition, DST AMS may use third party security reviews to support their security efforts when necessary. DST AMS shall maintain such cyber-insurance policies as DST AMS determines in its commercially reasonable business judgment are necessary and appropriate in scope and limits for a transfer agent performing services of the type to be provided by it hereunder. Upon the Trust’s request, DST AMS will provide certificates evidencing such cyber insurance policies maintained by DST AMS.

In the event of (a) a cybersecurity attack upon DST AMS’s system that has adversely impacted, or could potentially adversely impact, DST AMS’s provision of the services under this Agreement, or (b) any attack, security breach or other incident which has resulted or could potentially result in unauthorized access to, loss, disruption, alteration, misuse or unauthorized processing of any Consumer Information or Customer Information (any of the foregoing a “Data Security Event”), DST AMS shall take appropriate actions to contain and mitigate any such Data Security Event, including notifying the Trust as soon as reasonably possible of the Data Security Event, which notice shall be, as applicable, no later than (a) 24 hours following DST AMS’s confirmation of a Data Security Event; or (b) 72 hours following DST AMS’s initial determination that a Data Security Event may have impacted, or could potentially impact, as applicable, DST AMS’s provision of services under this Agreement or may have compromised, or could potentially compromise, as applicable, any Consumer Information, Customer Information or other information or data of the Trust or its administrator or distributor but that has not yet been confirmed. Any notice of a confirmed Data Security Event shall include a summary of the confirmed Data Security Event and the steps that are being taken or proposed to be taken to remedy the consequences of such Data Security Event. DST AMS shall provide the Trust with regular updates as to such Data Security Event and upon completion of the investigation, DST AMS shall provide the Trust with a final update reflecting the extent of the Data Security Event, the Consumer Information, Customer Information and/or other data of the Trust or its administrator or distributor that was accessed, lost, disrupted, altered, misused or otherwise compromised, the remedial or corrective actions taken, and the additional measures, if applicable, that DST AMS has implemented to reduce the risk or impact of a similar future Data Security Event. DST AMS shall reasonably cooperate with the Trust and provide any additional information reasonably requested regarding the Data Security Event, including access to network logs, audit trails and other relevant records to the extent practicable, except that DST AMS shall not be required to violate the terms of another client agreement or applicable law when providing such information. DST AMS shall not disclose the existence of a Data Security Event, including to any customers, consumers or the general public, without first notifying the Trust and obtaining its express written permission, except where applicable law requires disclosure of the Data Security Event to any affected individuals before notification to the Trust.”

5.	Section 15 (Force Majeure and Disaster Recovery Plans). Subsection 15.B of the Agreement is hereby amended in its entirety and replaced with the following:

“During the term of this Agreement, DST AMS will maintain a comprehensive business continuity and disaster recovery plan that is consistent with then-current generally accepted industry standards and reasonably designed to provide for the safekeeping of the Trust’s records and for the provision of services to the Trust necessary to maintain the continuity of the Trust’s essential business functions during emergencies and disasters (“DR/BCP Plan”). The DR/BCP Plan shall provide, among other things, a mechanism for the redundancy or back-up of business operations designed to keep the services provided under this Agreement from becoming unavailable for a significant amount of time due to an emergency, disaster, severe degradation or failure of DST AMS’s data security measures or other crisis and to permit the related business operations of DST AMS to be re-instituted in a time period that permits the ongoing operation and functionality of the business to which the services relate. Upon reasonable request of the Trust, DST AMS will provide an executive summary of such DR/BCP Plan, or such other supplemental information concerning the aspects of the DR/BCP Plan that are relevant to the services provided by, , and the responsibilities of, the Transfer Agent under this Agreement. DST AMS will test the adequacy of its DR/BCP Plan at least annually, and upon request, the Trust may participate in such test. Upon request by the Trust, DST AMS will provide the Trust with a letter assessing the most recent business continuity and disaster recovery test results. DST AMS will not alter its comprehensive DR/BCP Plan in a way that would have a material adverse effect on the recovery times or other parameters that are material to the services provided under this Agreement without the prior written consent of the Trust. In the event of a business disruption or disaster that materially impacts DST AMS’s provision of services under this Agreement, DST AMS will (i) notify the Trust of the disruption and the steps being implemented under the DR/BCP Plan; and (ii) the parties shall (if requested by the Trust) hold a meeting as soon as reasonably practicable to review the extent of the disruption or disaster and the implementation of the recovery process. If the Trust reasonably determines that DST AMS has not or cannot put its DR/BCP Plan in place quickly enough to meet the Trust’s needs or in accordance with the timeframes or schedules set forth therein or is otherwise unable to provide equal access to such services, DST AMS shall promptly provide reasonable assistance and support to the Trust in seeking such services from an alternative source, at DST AMS’s expense. DST AMS shall, if reasonably requested by the Trust, provide information to the Trust to allow the Trust to develop a disaster contingency plan that will work in concert with DST AMS’s plan. DST AMS shall promptly notify the Trust of any material deficiencies in DST AMS’s compliance with the DR/BCP Plan.”

6.	Section 19 (Provisions Relating to DST AMS as Transfer Agent). Section 19 of the Agreement is hereby amended by adding the following as a new Subsection 19.F:

“The U.S. Foreign Account Tax Compliance Act (“FATCA”). DST AMS shall maintain in the Trust’s records, valid documentation sufficient to establish the FATCA status of each Shareholder registered on the books of the Trust for purposes of FATCA (including an executed United States Internal Revenue Service (“IRS”) Form W-9 or appropriate W-8, as applicable). DST AMS shall take such further actions as required by applicable FATCA regulations with respect to account onboarding and due diligence, monitoring, remediation, withholding and reporting, or as otherwise agreed upon with the Trust from time to time in connection with FATCA compliance. DST AMS shall advise the Trust of any changes in circumstances (for purposes of FATCA) of which it is aware or has reason to know with respect to such Shareholders.”

7.	Section 22 (Termination of Agreement). Subsection 22.A of the Agreement is hereby amended by deleting the first sentence of the subsection and replacing it with the following:

“This Agreement shall be in effect from the 1st day of September, 2019, through the 31st day of August 2026 (the “Initial Term” of this Transfer Agency Agreement).”

8.	Schedule 19.E

a.	The title of this Schedule 19.E is hereby deleted in its entirety and replaced with “AML Services; Identity Theft Prevention Services.”

b.	Paragraph 1.1 is hereby deleted in its entirety and replaced with the following:

“In order to assist the Trust with the Trust’s anti-money laundering (AML) responsibilities under applicable AML laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, the customer identification program rules jointly adopted by the Securities and Exchange Commission and the U.S. Treasury Department and other applicable laws and regulations relating to the prevention of money laundering and terrorist financing (collectively, “AML Laws”), DST AMS has implemented risk-based AML compliance procedures (“AML Procedures”) reasonably designed to comply with AML Laws. DTS AMS’ AML Procedures among other things: (i) promote the detection and reporting of potential money laundering and terrorist financing activities, and to assist the Trust in complying with the Trust’s obligations under the AML Laws; and (ii) assist in the identification and verification, and other required customer due diligence (including but not limited to the identification and verification of beneficial owners), of persons opening accounts with the Trust and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations. The Trust has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Trust’s overall AML program (the “AML Program”), and, subject to the terms of the AML Laws and this Agreement, delegates to the Transfer Agent the day-to-day operation of the AML Procedures on behalf of the Trust. The Trust also delegates to the Transfer Agent the authority to report suspicious activity (i.e., shareholder activity that would require the filing of a SAR (as defined herein) with the Department of Treasury’s Financial Crimes Enforcement Network (FinCEN)).”

c.	Paragraph 4.1(k) is hereby deleted in its entirety and replaced with the following:

“(i) Take reasonable steps to verify the identity of any person, or of any beneficial owners of such persons, seeking to become a new customer of the Trust and notify the Trust in the event such person or beneficial owner cannot be verified, (ii) Maintain records of the information used to verify the person’s or beneficial owner’s identity, as required, and (iii) Determine whether the person or beneficial owner appears on any lists of known or suspected terrorists or terrorist organizations provided to the Trust by any government agency;”

d.	Paragraph 4.3 is deleted in its entirety.

e.	Schedule 19.E is hereby amended by adding the following as a new Paragraph 5:

“DST AMS, pursuant to Regulation S-ID, has adopted and will maintain a program of policies and procedures that are reasonably designed to assist each Trust, and each of its respective series, in the detection of patterns, practices, or specific activity that indicates the possible existence of identity theft (such activity, “Red Flags”) that may arise, including in connection with the performance of DST AMS’ responsibilities and obligations under this Agreement. DST AMS shall (a) assist the Trust and the Funds in their compliance with Regulation S-ID and other laws, rules and guidance relating thereto, and (b) report any detected Red Flags to the Trust. In addition, in light of the role and responsibilities of DST AMS as transfer agent pursuant to the Agreement, the parties recognize that it is appropriate to delegate to DST AMS responsibility of administering certain mutually agreed upon portions of the Identity Theft Prevention / Red Flags policy of each Trust, and DST AMS accepts that delegation.”

8.	“Appendix A – Fund List” is deleted in its entirety and replaced with the Appendix A attached hereto as Attachment 1.

9.	“Exhibit A – Fee Schedule” and “Exhibit A-1” are deleted in their entirety and replaced with the Exhibit A and Exhibit A-1 attached hereto as Attachment 2.

10.

Other than as amended hereby, the Agreement remains in full force and effect. To the extent that the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall be deemed to control as to the matters that are addressed herein.

11.	This Amendment, like the Agreement, shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

TRUST (Each of the entities listed on Appendix A to the Agreement)

By:	/s/ Timothy Clemens
Title:	Executive Director

as an Authorized Officer on behalf of each of the Trusts and Funds indicated on Appendix A to the Agreement

DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Rahul Kanwar
Title:	Authorized Representitive

Attachment 1

Appendix A

Transfer Agency Agreement for JPMorgan Funds

List of Entities Covered by the Transfer Agency Agreement

J.P. Morgan Funds Administered by JPMorgan Funds Management, Inc.

As of February 13, 2019

JPMorgan Institutional Trust – Delaware Statutory Trust

JPMorgan Intermediate Bond Trust

JPMorgan Core Bond Trust

J.P. Morgan Fleming Mutual Fund Group, Inc. – Maryland Corporation

JPMorgan Mid Cap Value Fund

J.P. Morgan Mutual Fund Investment Trust – Massachusetts Business Trust

JPMorgan Growth Advantage Fund

JPMorgan Insurance Trust – Massachusetts Business Trust

JPMorgan Insurance Trust Core Bond Portfolio

JPMorgan Insurance Trust Global Allocation Portfolio

JPMorgan Insurance Trust Income Builder Portfolio

JPMorgan Insurance Trust Mid Cap Value Portfolio

JPMorgan Insurance Trust Small Cap Core Portfolio

JPMorgan Insurance Trust U.S. Equity Portfolio

JPMorgan Trust I – Delaware Statutory Trust

JPMorgan 100% U.S. Treasury Securities Money Market Fund

JPMorgan Access Balanced Fund

JPMorgan Access Growth Fund

JPMorgan California Municipal Money Market Fund

JPMorgan California Tax Free Bond Fund

JPMorgan Corporate Bond Fund

JPMorgan Diversified Fund

JPMorgan Emerging Economies Fund

JPMorgan Emerging Markets Corporate Debt Fund

JPMorgan Emerging Markets Debt Fund

JPMorgan Emerging Markets Equity Fund

JPMorgan Emerging Markets Strategic Debt Fund

JPMorgan Equity Focus Fund

JPMorgan European Dynamic Fund

JPMorgan Federal Money Market Fund

JPMorgan Floating Rate Income Fund

JPMorgan Global Allocation Fund

JPMorgan Global Bond Opportunities Fund

JPMorgan Global Research Enhanced Index Fund

JPMorgan Growth and Income Fund

JPMorgan Hedged Equity Fund

JPMorgan High Yield Municipal Fund

JPMorgan Income Builder Fund

JPMorgan Income Fund

JPMorgan Inflation Managed Bond Fund

JPMorgan Intermediate Tax Free Bond Fund

JPMorgan International Advantage Fund

JPMorgan International Equity Fund

JPMorgan International Unconstrained Equity Fund

JPMorgan International Value Fund

JPMorgan Intrepid America Fund

JPMorgan Intrepid Growth Fund

JPMorgan Intrepid Sustainable Equity Fund

JPMorgan Intrepid Value Fund

JPMorgan Managed Income Fund

JPMorgan Mid Cap Equity Fund

JPMorgan New York Municipal Money Market Fund

JPMorgan New York Tax Free Bond Fund

JPMorgan Opportunistic Equity Long/Short Fund

JPMorgan Prime Money Market Fund

JPMorgan Research Market Neutral Fund

JPMorgan Short Duration Core Plus Fund

JPMorgan Small Cap Blend Fund

JPMorgan Small Cap Core Fund

JPMorgan Small Cap Equity Fund

JPMorgan SmartRetirement Income Fund

JPMorgan SmartRetirement 2015 Fund

JPMorgan SmartRetirement 2020 Fund

JPMorgan SmartRetirement 2025 Fund

JPMorgan SmartRetirement 2030 Fund

JPMorgan SmartRetirement 2035 Fund

JPMorgan SmartRetirement 2040 Fund

JPMorgan SmartRetirement 2045 Fund

JPMorgan SmartRetirement 2050 Fund

JPMorgan SmartRetirement 2055 Fund

JPMorgan SmartRetirement 2060 Fund

JPMorgan SmartRetirement Blend Income Fund

JPMorgan SmartRetirement Blend 2015 Fund

JPMorgan SmartRetirement Blend 2020 Fund

JPMorgan SmartRetirement Blend 2025 Fund

JPMorgan SmartRetirement Blend 2030 Fund

JPMorgan SmartRetirement Blend 2035 Fund

JPMorgan SmartRetirement Blend 2040 Fund

JPMorgan SmartRetirement Blend 2045 Fund

JPMorgan SmartRetirement Blend 2050 Fund

JPMorgan SmartRetirement Blend 2055 Fund

JPMorgan SmartRetirement Blend 2060 Fund

JPMorgan Strategic Income Opportunities Fund

JPMorgan Systematic Alpha Fund

JPMorgan Tax Aware Equity Fund

JPMorgan Tax Aware Real Return Fund

JPMorgan Tax Aware Real Return SMA Fund

JPMorgan Tax Free Money Market Fund

JPMorgan Total Return Fund

JPMorgan U.S. Equity Fund

JPMorgan U.S. Large Cap Core Plus Fund

JPMorgan U.S. Research Enhanced Equity Fund

JPMorgan U.S. Small Company Fund

JPMorgan Unconstrained Debt Fund

JPMorgan Value Advantage Fund

JPMorgan Trust II – Delaware Statutory Trust

JPMorgan Core Bond Fund

JPMorgan Core Plus Bond Fund

JPMorgan Equity Income Fund

JPMorgan Equity Index Fund

JPMorgan Government Bond Fund

JPMorgan High Yield Fund

JPMorgan International Research Enhanced Equity Fund

JPMorgan Intrepid Mid Cap Fund

JPMorgan Investor Balanced Fund

JPMorgan Investor Conservative Growth Fund

JPMorgan Investor Growth & Income Fund

JPMorgan Investor Growth Fund

JPMorgan Large Cap Growth Fund

JPMorgan Large Cap Value Fund

JPMorgan Limited Duration Bond Fund

JPMorgan Liquid Assets Money Market Fund

JPMorgan Market Expansion Enhanced Index Fund

JPMorgan Mid Cap Growth Fund

JPMorgan Mortgage-Backed Securities Fund

JPMorgan Municipal Income Fund

JPMorgan Municipal Money Market Fund

JPMorgan Short Duration Bond Fund

JPMorgan Short-Intermediate Municipal Bond Fund

JPMorgan Small Cap Growth Fund

JPMorgan Small Cap Value Fund

JPMorgan Tax Free Bond Fund

JPMorgan U.S. Government Money Market Fund

JPMorgan U.S. Treasury Plus Money Market Fund

JPMorgan Trust IV – Delaware Statutory Trust

JPMorgan Core Focus SMA Fund

JPMorgan Emerging Markets Research Enhanced Equity Fund

JPMorgan Equity Premium Income Fund

JPMorgan High Yield Opportunities Fund

JPMorgan Institutional Tax Free Money Market Fund

JPMorgan International Equity Plus Fund

JPMorgan International Hedged Equity Fund

JPMorgan Macro Opportunities Fund

JPMorgan Municipal SMA Fund

JPMorgan Securities Lending Money Market Fund

JPMorgan SmartSpending 2050 Fund

JPMorgan Ultra-Short Municipal Fund

Undiscovered Managers Funds – Massachusetts Business Trust

JPMorgan Realty Income Fund

Undiscovered Managers Behavioral Value Fund

This Appendix A supersedes and replaces any previously executed Appendix A between the parties.

Attachment 2

[Fee Schedule]